UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) :      August 4, 2006

RICHARDSON ELECTRONICS, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois		60147-0393
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

At March 4, 2006, the Company was not in compliance with certain covenants in its amended and restated credit agreement (the “Credit Agreement”) with respect to the leverage ratio, fixed charge coverage ratio and tangible net worth covenants contained therein. On August 4, 2006, the Company received a waiver from its lending group for the defaults and executed an amendment (the “Amendment”) to the Credit Agreement. In addition, the Amendment also (i) permits the purchase of $14,000,000 of the Company’s 8% convertible senior subordinated notes due 2011 (the “Notes”); (ii) adjusts the minimum required fixed charge coverage ratio for the first quarter of fiscal 2007; (iii) adjusts the minimum tangible net worth requirement; (iv) permits certain transactions contemplated by the Company; (v) eliminates the Company’s Sweden Facility (as defined in the Credit Agreement); (vi) reduces the Company’s Canada Facility (as defined in the Credit Agreement) by approximately $5,400,000; (vii) changes the definition of “Adjusted EBITDA” for covenant purposes; and (viii) provides that the Company maintain excess availability on the borrowing base of not less than $20,000,000 until the Company files its Form 10-Q for the quarter ended March 4, 2006, at which time the Company will maintain excess availability of the borrowing base of not less than $10,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: August 10, 2006	By:	/s/ David J. DeNeve
	Name: Title:	David J. DeNeve Senior Vice President and Chief Financial Officer